     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1998
                                                     REGISTRATION NO. 333-
==========================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549
                              __________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               ________________

                           ANALYTICAL SURVEYS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   COLORADO                                                 84-0846389
(STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                              1935 JAMBOREE DRIVE
                       COLORADO SPRINGS, COLORADO 80920
  (ADDRESS, INCLUDING ZIP CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           ANALYTICAL SURVEYS, INC.
             1997 AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN

                           (FULL TITLE OF THE PLAN)
                              __________________

                SCOTT C. BENGER, SENIOR VICE PRESIDENT-FINANCE
                              1935 JAMBOREE DRIVE
                       COLORADO SPRINGS, COLORADO 80920
                                (719) 593-0093

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                 _____________
                                   COPY TO:
                            LESLIE A. NICHOLS, ESQ.
                            SHERMAN & HOWARD L.L.C.
                       3000 FIRST INTERSTATE TOWER NORTH
                             633 SEVENTEENTH STREET
                            DENVER, COLORADO  80202
                                (303) 297-2900

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                    Proposed           Proposed
                                               Maximum Offering        Maximum           Amount of
Title of Securities to be      Amount to be   Price Per Share (1)     Aggregate        Registration Fee
        Registered              Registered                           Offering Price          (1)
------------------------------------------------------------------------------------------------------
Common Stock, no par value    540,000 Shares      $39.125               $21,127,500         $6,233
------------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457(h)(1) of the Securities Act of 1933, based upon the average high and low prices of the Common Stock in the Nasdaq National Market System on March 3, 1998.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     The information required by Part I of this Form is included in documents sent or given to participants in the Analytical Surveys, Inc. 1997 Amended and Restated Incentive Stock Option Plan, as amended and supplemented, pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by Analytical Surveys, Inc. (the "Company" or the "Registrant") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

      (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act; or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

      (c) The description of the common stock, no par value, of the Registrant contained in a registration statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     All of the securities being registered are registered under Section 12 of the Exchange Act.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 7-109-102 of the Colorado Business Corporation Act (the "Act") provides, generally, that a corporation may indemnify a person made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), because the person is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promoter or trustee of, or to hold any similar position with, another corporation or other entity or of any employee benefit plan (a "Director"), against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interest and, with respect to any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful. However, a corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding. Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a Director and may indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     Section 7-108-402 of the Act provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in (S) 7-108-403 of the Act (unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective.

     Article IX of the Company's Articles of Incorporation, as amended (the "Articles"), provides as follows:

ARTICLE IX:  DIRECTORS LIABILITY
----------

     1.   ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS:  The personal liability
          ---------------------------------------------
of all directors of the corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code, an it now exists or may be hereafter amended. Any repeal or modification of this article by the shareholders of the corporation shall not adversely affect any right of protection of a director of the corporation existing at the time of such repeal or modification.

     2.   INDEMNIFICATION AND INSURANCE.
          -----------------------------

     (A)  Right to Indemnification. Each person who was or is made a party or is
          ------------------------
threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director, officer or employee of the corporation or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Colorado Corporation Code, as the same exists or may hereinafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnities only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

     (B)  Non-exclusivity of Rights.  The rights to indemnification and to the
          -------------------------
advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereinafter acquire under any statute, provision of these Articles of Incorporation, By-law, agreement, vote of stockholders or disinterested Directors or otherwise.

     (C)  Insurance. The corporation shall maintain insurance, at its expense to
          ---------
protect itself and any Director, officer, employee or agent of the corporation or another corporation, partnership. joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Colorado Corporation Code.

     (D)  Indemnification of Agents of the Corporation.  The corporation may, to
          --------------------------------------------
the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of Directors, officers and employees of the corporation.

     Section 1 of Article XIII of the Articles provides as follows:

                                 ARTICLE XIII
                                 ------------

     The corporation shall indemnify any director or officer, or former director or officer, of the corporation, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock, or of which it is a creditor, and the personal representative of all such persons, against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceedings, to be liable for negligence or misconduct in the performance of duty; but such indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled, under any by-law, agreement vote of shareholders, or otherwise nor shall anything herein contained restrict the right of the corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment under this Article, or in refusing so to do, in reliance upon the advice of counsel.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          See Exhibit Index and Exhibits at the end of this Registration Statement.

ITEM 9.   UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) and each filing of the annual report of the Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on March 4, 1998.

                                        ANALYTICAL SURVEYS, INC.


                                        By:   /s/ Sidney V. Corder
                                              --------------------
                                              Sidney V. Corder
                                              Chairman of the Board, President
                                              and Chief Executive Officer

                           POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sidney V. Corder and Scott C. Benger, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Signature              Title                    Date
       ---------              -----                    ----


       /s/ Sidney V. Corder   Chairman of the Board,   March 4, 1998
       ---------------------  President and Chief
       Sidney V. Corder       Executive Officer
                              (Principal Executive
                              Officer)

       /s/ Scott C. Benger    Senior Vice President,   March 4, 1998
       ---------------------- Finance (Principal
       Scott C. Benger        Financial and
                              Accounting Officer)

          /s/ John A. Thorpe           Director       March 4, 1998
          ------------------------
          John A. Thorpe


          /s/ Richard P. MacLeod       Director       March 4, 1998
          -------------------------
          Richard P. MacLeod


          /s/ James T. Rothe           Director       March 4, 1998
          -------------------------
          James T. Rothe


          /s/ Robert H. Keeley         Director       March 4, 1998
          -------------------------
          Robert H. Keeley

          /s/ Willem H. J. Andersen    Director       March 4, 1998
          -------------------------
          Willem H. J. Andersen


          /s/ Sol C. Miller            Director       March 4, 1998
          -------------------------
          Sol C. Miller

                               INDEX TO EXHIBITS

Exhibit No.
-----------

  5.1               Opinion of Sherman & Howard L.L.C.

 23.1               Consent of KPMG Peat Marwick LLP.

 23.2               Consent of Sherman & Howard L.L.C. (included in Exhibit 5).